UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 17, 2024

Date of Report (Date of earliest event reported)

SHAKE SHACK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36823	47-1941186
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

225 Varick Street, Suite 301 New York, New York	10014
(Address of principal executive offices)	(Zip Code)

(646) 747-7200

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	SHAK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2024, the Board of Directors (the “Board”) of Shake Shack Inc. (“Shake Shack”) appointed Stephanie Sentell to serve as its Chief Operations Officer, effective as of July 1, 2024 (the “Effective Date”). She will report to Robert Lynch, Shake Shack’s Chief Executive Officer, and work closely with the current senior executive leadership team.

Since April 2023, Ms. Sentell, 45, has served as SVP of Company Operations at Inspire Brands. Previously, Ms. Sentell was SVP Restaurant Operations & Innovation at Inspire Brands from June 2020 until April 2023. Ms. Sentell previously served as SVP of Restaurant Excellence of Arby’s Restaurant Group, Inc. from January 2018 until 2020 and prior to that served as SVP Product Development and Menu Delivery from November 2016 until February 2018. Prior to joining Arby’s and Inspire Brands, Ms. Sentell spent over 11 years at Dairy Queen as the Director of Marketing and a franchise owner. Ms. Sentell is a graduate of the University of Wisconsin at River Falls, where she obtained her A.S. in Marketing Communications.

In connection with her appointment, Ms. Sentell entered into an Employment Agreement (the “Employment Agreement”) with Shake Shack and its subsidiaries SSE Holdings, LLC and Shake Shack Enterprises, LLC (together with Shake Shack, the “Company”). All capitalized terms used but not defined in this Form 8-K shall be as set forth in the Employment Agreement. The term of Ms. Sentell’s employment will be 3 years from the Effective Date, subject to automatic 1-year extensions unless either party gives notice of non-extension no later than 90 days prior to the expiration of the then-applicable term.

Ms. Sentell will receive an initial annual base salary of $550,000, subject to annual review. Ms. Sentell will be eligible to receive an annual bonus, semi-annual bonus, or such other periodic performance-based bonus as determined by the Board (or the Board’s Compensation Committee), in each case based on an annualized target bonus opportunity of 75% of her annual base salary, payable upon the attainment of individual and Company performance goals established each fiscal year by the Board (or the Compensation Committee), with the opportunity to make up to 200%, on an annualized basis, of her annual base salary, if such performance goals are exceeded. For fiscal 2024, Ms. Sentell will receive a semi-annual performance-based bonus, based on the attainment of performance goals for the second half of fiscal year 2024. Commencing in fiscal 2025, Ms. Sentell will be eligible to receive an annual equity award, with such 2025 award currently expected to have a minimum grant date fair value targeted at $750,000.

Ms. Sentell will receive a signing cash award equal to $750,000, subject to repayment if Ms. Sentell is terminated by the Company for Cause or resigns without Good Reason within 12 months following the date on which the cash award is paid. In addition, on July 15, 2024, Ms. Sentell will receive a signing equity award comprised of restricted stock units representing the right to receive shares of the Company’s Class A common stock as may be determined based on an aggregate grant date fair value of $750,000 as calculated using the closing stock price of the common stock on the award date. Provided that Ms. Sentell remains employed through the applicable vesting date, the restricted stock units will vest in four equal installments on each of the first, second, third, and fourth anniversaries of the award date.

The Employment Agreement provides for severance upon a termination by the Company without Cause or by Ms. Sentell for Good Reason, in each case, subject to her execution and non-revocation of a waiver and release of claims. In either such event, Ms. Sentell will be entitled to severance consisting of (a) continued payment of her base salary through the 12-month anniversary of the termination of her employment, (b) a pro rata portion of the performance-based cash bonus for the year of termination based on actual Company performance, and (c) reimbursement of a portion of any COBRA premiums for a period of up to 12 months equal to the amount the Company pays for the health insurance premiums of then-current employees.

Ms. Sentell will be subject to certain non-competition and non-solicitation restrictions for a 12-month period following termination of employment.

There is no arrangement or understanding between Ms. Sentell and any other persons or entities pursuant to which Ms. Sentell was appointed to serve as Chief Operations Officer. Ms. Sentell does not have any family relationship with the Company’s executive officers or directors nor are there any related party transactions between the Company and Ms. Sentell that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the employment agreement with Ms. Sentell is filed as Exhibit 10.1 to this current report on Form 8-K. The above summary of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement. In addition, Ms. Sentell will execute the Company’s standard indemnification agreement, the form of which is included as Exhibit 10.6 to the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 29, 2024.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, dated June 20, 2024, effective July 1, 2024, by and among Stephanie Sentell, Shake Shack Inc., SSE Holdings, LLC, and Shake Shack Enterprises, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shake Shack Inc.
(Registrant)

Dated: June 21, 2024	By:	/s/ Ronald Palmese, Jr.
Ronald Palmese, Jr.
Chief Legal Officer